Exhibit 99.1

Twelve Seas Investment Company Announces Change of NASDAQ Ticker Symbols

New York, April 12, 2019 (GLOBE NEWSWIRE) -- Twelve Seas Investment Company (NASDAQ: TWLV) (“Twelve Seas” or the “Company”), a blank check company, hereby announces that effective on April 15, 2019 the Company’s securities listed on The NASDAQ Capital Market (“NASDAQ”) will begin trading under the ticker symbols: “BROG,” “BROGU,” “BROGR” and “BROGW,” with respect to its ordinary shares, units, rights and warrants, respectively.

The Company’s units began trading on NASDAQ on June 20, 2018 under the ticker symbol “TWLVU.” Each unit consists of one ordinary share, one warrant to purchase one ordinary share at a price of $11.50 per share, and one right to receive one-tenth of one ordinary share upon the consummation of the Company’s initial business combination.

Commencing on July 13, 2018, holders of the units could begin separate trading of the component securities. The ordinary shares, rights and warrants are listed on NASDAQ and trade under the ticker symbols “TWLV,” “TWLVR” and “TWLVW,” respectively.

About Twelve Seas Investment Company

Twelve Seas Investment Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

Twelve Seas Investment Company is led by Chairman Neil Richardson, Chief Executive Officer Dimitri Elkin, Chief Operating Officer Bryant B. Edwards, President Stephen A. Vogel, and Chief Financial Officer Stephen N. Cannon.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

IR CONTACTS

Steve Cannon, CFO

Twelve Seas Investment Company

Long Long, VP of Finance, Twelve Seas Sponsors I LLC

+1 650 560 4753

Email: info@twelveseascapital.com

SOURCE Twelve Seas Investment Company